Exhibit 97.1

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

In the event that the Company is required to prepare an accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 811 of the NYSE American Company Guide, of the Company (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below). This Policy shall be effective as of October 2, 2023, the effective date of Section 811 of the NYSE American Company Guide (the “Effective Date”).

Erroneously Awarded Incentive-Based Compensation is the amount of “Incentive-Based Compensation” (as defined below) received by a Covered Person that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, (i) the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE American LLC (“NYSE American”).

Incentive-Based Compensation is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “Financial Reporting Measure.” Financial Reporting Measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are Financial Reporting Measures for purposes of this Policy. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”) in order to be a Financial Reporting Measure for purposes of this Policy.

For the purposes of this Policy, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

This Policy shall apply to all Incentive-Based Compensation received by a Covered Person on or after the Effective Date: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, and any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided that a transition period between the last day of the Company’s fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed to be a completed fiscal year). The period described in this paragraph is referred to as the “Recovery Period.”

For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare a Restatement shall be the earlier of: (i) the date the Board, a committee of the Board, or the Company’s officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

The Company shall recover Erroneously Awarded Incentive-Based Compensation as provided in this Policy unless the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board makes a determination that recovery is impracticable because: (i) the direct expense to be paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the NYSE American; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

The Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, shall have discretion to determine the appropriate means of recovering Erroneously Awarded Incentive-Based Compensation based on the particular facts and circumstances.

In no event will the Company or any of its subsidiaries indemnify any Covered Person against (i) the loss of any Erroneously Awarded Incentive-Based Compensation that is repaid, returned or recovered in accordance with this Policy, or (ii) any claims relating to the Company’s enforcement of this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recoverable under this Policy.

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

The Company will file all disclosures with respect to this Policy in accordance with the requirements of all applicable U.S. federal securities laws, including the disclosures required by applicable SEC filings.

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 811 of the NYSE American Company Guide and any related rules or regulations adopted by the SEC or the NYSE American (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.